                                                                    Exhibit 12.1

                      BETTER MINERALS & AGGREGATES COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                                                       Year Ended
                                                                      December 31,
                                                                      ------------
                                              ------------------------------------------------------------
                                                 2001        2000       1999         1998          1997
                                              ----------  ----------  ----------  ----------   -----------
Earnings
--------
Income (loss) before income taxes             $  (12,343) $  (20,639) $    1,032  $  (16,871)  $   (1,961)
Fixed charges                                     35,988      36,647      19,870      10,401       10,578
                                              ----------  ----------  ----------  ----------   ----------
Total earnings                                $   23,645  $   16,008  $   20,902  $   (6,470)  $    8,617
                                              ==========  ==========  ==========  ===========  ==========

Fixed Charges
-------------
Interest expense                              $   35,625  $   36,359  $   19,590  $   10,269   $   10,513
Estimated interest in rental expense                 363         288         280         132           65
                                              ----------  ----------  ----------  ----------   ----------
Total fixed charges                           $   35,988  $   36,647  $   19,870  $   10,401   $   10,578
                                              ==========  ==========  ==========  ==========   ==========

Ratio of Earnings to Fixed Charges                    --          --         1.1          --           --

Earnings were insufficient to cover fixed charges by $12.3 million, $20.6 million, $16.9 million and $2.0 million for the years ended December 31, 2001, 2000, 1998 and 1997, respectively.